EXHIBIT 10.2
BOARD COMPENSATION PLAN
For Service During the Period from June 1, 2006 through May 31, 2008
(the “Compensation Period”)

Board Retainer:	Each Board Member shall receive a quarterly cash retainer payment equal to $5,000.00 for each fiscal quarter during which such Board Member serves as such during the Compensation Period, commencing with the quarter beginning June 1, 2006 and payable in advance at the commencement of each such fiscal quarter (except with respect to the first payment, which shall be paid promptly upon the Board Members’ approval of the Board Compensation Plan).

Committee Retainer:	Each Board Member who serves as the chairman of a committee of the Board shall receive a cash retainer payment equal to $625.00 for each fiscal quarter during which the committee chairman serves in such capacity during the Compensation Period, commencing with the quarter beginning June 1, 2006 and payable in advance at the commencement of each such fiscal quarter (except with respect to the first payment, which shall be paid promptly upon the Board Members’ approval of the Board Compensation Plan).

Attendance at meetings:	Each Board Member who attends, in person, by teleconference or any other permissible method, any meeting of the Board or any meeting of a committee of the Board upon which such Board Member serves, shall receive, in consideration of such attendance, a cash payment equal to $1,000.00 and payable in advance at the commencement of each fiscal quarter, and reimbursement of travel and other expenses related to such attendance incurred by such Board Member in connection therewith, to be paid as soon as administratively practicable following the date of such meeting, but not later than 2 1/2 months following the end of the calendar year in which such meeting was scheduled.

Equity Compensation:	Each Board Member who serves as a member of the Board during the Compensation Period shall receive for such service, two separate grants of 20,000 shares each, of the common stock, par value $.001 per share (the “Common Stock”) of the Company (i.e., two annual grants), such shares to be issued (i) on or before July 15, 2006 with respect to the first 20,000 shares, and (ii) on or before July 15, 2007 with respect to the second 20,000 shares; provided, however, that the shares granted shall be subject to the Board Member’s continuing performance of services during the Compensation Period and any Board Member who does not serve for the entire Compensation Period, for any reason, shall be vested in a prorated number of shares, based on the number of months for which such Board Member served as such and shall forfeit any unvested shares.

Lock-Up Agreement:	The shares to be issued to the Board Members under the Board Compensation Plan shall be subject to a lock-up agreement (the “Lock-Up Agreement”), pursuant to which each Board Member agrees that he will not assign, transfer, sell or convey any shares issued to him under the Board Compensation Plan, until (i) after December 31, 2006, with respect to 10,000 of the first grant of 20,000 shares received, (ii) after December 31, 2007, with respect to the remaining 10,000 of the first grant of 20,000 shares received, (iii) after December 31, 2007, with respect to 10,000 of the second grant of 20,000 shares received, and (iv) after December 31, 2008, with respect to the remaining 10,000 of the second grant of 20,000 shares received, and furthermore, that all such shares shall be assigned, transferred, sold or conveyed only in accordance with applicable securities laws.